                                                                   EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact:   John Mongelli
           Investor Relations
           (770) 752-6171

      CHOICEPOINT(R) REPORTS RECORD ANNUAL REVENUE AND EARNINGS PER SHARE

ALPHARETTA, GA. - JANUARY 26, 2005 - ChoicePoint Inc. (NYSE: CPS), today reported fourth quarter total revenue growth of 16 percent compared to 2003. Fourth quarter total revenue for 2004 was $232.5 million. Completing its fiscal year, ChoicePoint total revenue was a record $918.7 million for 2004, a 15 percent increase over comparable revenue in 2003. Earnings per share ("EPS") for the fourth quarter was $0.43 compared to $0.30 in 2003. The prior year included a $0.05 per share dilutive effect due to a charge related to the consolidation of certain of the Company's operations. Excluding this charge in 2003, EPS increased 23 percent for the fourth quarter of 2004 over 2003. Full year 2004 EPS from continuing operations was $1.62 compared to $1.21 in 2003, an increase of 34 percent. Full year EPS from continuing operations in 2003 included a $0.21 per share dilutive effect of a charge related to the realignment and consolidations. Excluding this charge in 2003, EPS from continuing operations increased 14 percent for the full year 2004 over 2003.

"Our strong fourth quarter caps off another outstanding year for ChoicePoint and our shareholders," commented Derek V. Smith. "In addition to these strong full-year financial results, we've significantly enhanced our analytic and distribution offerings to provide end-to-end customer solutions. Given our unique capabilities and growing demand for our services, we're well positioned to continue our successful track record of financial performance while helping to create a safer, more secure world through the responsible use of information."

Chief Financial Officer Steven W. Surbaugh added, "I am extremely pleased with our results this quarter and the operating momentum we continue to see in our businesses, which position us for another very good year in 2005. For the full-year, core revenue grew a strong 18 percent, enabling us to deliver strong earnings and record cash flows."

ChoicePoint Earnings
Page 2 of 11


FINANCIAL HIGHLIGHTS - FOURTH QUARTER

         - Core or service revenue (total revenue less reimbursable expenses) increased 19 percent to $224.9 million for the quarter ended December 31, 2004 from $188.5 million for the same period of 2003. Internal revenue (core revenue less revenue from acquisitions) increased 8.2 percent over 2003, driven primarily by continued strong growth within our Insurance Services segment, and solid performances in our background screening, tenant screening and vital records businesses in our Business Services segment. Fourth quarter total revenue increased 16 percent to $232.5 million in 2004 from $200.0 million in 2003.

         - Operating income for the fourth quarter of 2004 was $64.0 million compared to $44.3 million for 2003. Excluding the realignment charges discussed below, operating income was $51.4 million for the fourth quarter of 2003.

         - In the fourth quarter of 2003, the Company recorded a pre-tax charge of $7.1 million ($4.4 million net of taxes) for the further consolidation of some of our public records and workplace solutions businesses and the reengineering of our direct marketing businesses.

         - During the quarter ended December 31, 2004, the Company expanded its analytic capabilities in the Insurance Services segment and acquired two providers of rating services to insurance carriers and agents, InsurQuote, Inc., located in Orem, Utah and Priority Data Systems, Inc., located in Omaha, Nebraska. To further expand its employment services in the Business Services segment, the Company also acquired certain assets of USAHire, LLC, an applicant tracking software provider located in Charlotte, North Carolina. Subsequent to year end, the Company also acquired i2 Limited, a Cambridge, UK-based provider of visual investigative and link analysis software for intelligence, law enforcement, military and large commercial applications.

FINANCIAL HIGHLIGHTS - FULL YEAR

         - Core revenue increased 18 percent to $884.4 million for the year ended December 31, 2004 from $750.4 million for 2003. Excluding the impact of acquisitions, internal revenue increased 8.0 percent over 2003, driven by consistent growth by our Insurance Services products, and strong performances in our background screening, tenant screening and vital records businesses in our Business Services segment. Total revenue increased 15 percent to $918.7 million in 2004 from $795.7 million in 2003.

ChoicePoint Earnings
Page 3 of 11


         - Operating income for the year ended December 31, 2004 was $241.8 million compared to $178.6 million for 2003, an increase of 35 percent. Excluding the 2003 realignment charges discussed below, operating income was $209.5 million for 2003 compared to $241.8 million in 2004, representing a 15 percent year over year increase.

         - During 2003, the Company recorded a $61.2 million pre-tax gain on the sale of our CP Commercial Specialists ("CPCS") business ($32.9 million after tax) and pre-tax other operating charges totaling $30.9 million ($19.1 million net of taxes) related to the realignment of our technology infrastructure and operations following the divesiture of CPCS, the transition to our new data center, the reengineering of our direct marketing businesses and the further consolidation of some of our public records and workplace solutions businesses.

         - Net free cash flow (net cash provided by operating activities of continuing operations of $248.1 million less capital expenditures of $66.0 million) was $182.1 million for the year ended December 31, 2004, which compares to net free cash flow of $152.4 million for 2003, or an increase of approximately 20 percent.

         - Net debt (total debt less cash) for the year ended December 31, 2004, increased by $19.9 million from December 31, 2003, to $48.5 million, as we used cash from operations to fund our ten acquisitions totaling approximately $229 million in 2004. During the fourth quarter we entered into a new revolving credit facility for $400 million, which is expandable to $500 million, and terminated our previous $325 million revolving credit facility. The remaining debt capacity at December 31, 2004 under our committed financing lines is $450 million.

OPERATIONAL HIGHLIGHTS

INSURANCE SERVICES

         - Total revenue increased 13 percent to $87.0 million in the fourth quarter of 2004 compared to $77.0 million in the prior year, representing an internal revenue growth rate of 10.3 percent. For the year ended December 31, total revenue increased 14 percent, with an internal growth rate of 12.2 percent, to $352.7 million in 2004 from $309.1 million in 2003 due primarily to unit growth and new product contributions in personal lines.

         - Operating income in Insurance Services was $49.3 million for the fourth quarter of 2004, resulting in an operating profit margin of 56.7 percent, and an increase from $41.7 million in

ChoicePoint Earnings
Page 4 of 11


                  the fourth quarter of 2003. For the full year, operating income was $195.7 million, up 13 percent from $172.5 million in 2003, resulting in an operating margin of 55.5 percent in 2004 compared to 55.8 percent in 2003.

BUSINESS SERVICES

         - Fourth quarter total revenue increased 30 percent to $92.4 million in 2004 compared to $71.2 million in the prior year, primarily due to solid internal revenue growth and revenue from acquisitions completed during 2004 and the last quarter of 2003. Internal revenue increased 11.0 percent for the fourth quarter of 2004 over the comparable period in 2003, driven primarily by increased volumes including market share gains in our background screening, tenant screening and vital records businesses. For the year ended December 31, 2004, total revenue increased 27 percent, with an internal revenue growth rate of 10.3 percent, to $349.9 million in 2004 from $276.1 million in 2003.

         - Operating income in Business Services was $20.9 million for the fourth quarter of 2004 resulting in an operating profit margin of 22.7 percent and a 46 percent increase from $14.4 million in the same period of the prior year. For the full year, operating income was $73.4 million, compared to $56.5 million in 2003, resulting in an operating margin of 21.0 percent in 2004 compared to 20.5 percent in 2003.

GOVERNMENT SERVICES

         - Total revenue increased 28 percent to $21.1 million in the fourth quarter of 2004 compared to $16.4 million in the fourth quarter of 2003, primarily due to revenue from the acquisitions of Templar and iMap in the first quarter of 2004. Internal revenue declined 5.9 percent for the fourth quarter of 2004 over the same period in 2003, due primarily to the timing of governmental contracts at our Bode operations. For the year ended December 31, revenue increased 33 percent, to $83.9 million in 2004 from $63.3 million in 2003.

         - Operating income in Government Services was $5.3 million for the fourth quarter of 2004, increasing from $3.9 million in the prior year, primarily due to the revenue growth discussed above offset partially by investments in new product development. Operating profit margin in Government Services for the fourth quarter was 25.4 percent in 2004 compared to
                  23.9 percent in 2003. For the full year, operating income was $21.5 million, increasing 48 percent from $14.5 million in 2003, resulting in an operating margin of 25.6 percent in 2004 compared to 23.0 percent in 2003, due primarily to product mix and various cost synergies realized through acquisitions.

ChoicePoint Earnings
Page 5 of 11


MARKETING SERVICES

         - Continuing the positive growth trends started last quarter, Marketing Services' core revenue for the fourth quarter increased 4 percent from prior year revenue of $22.8 million to $23.8 million for 2004, with internal revenue growth representing the entire increase. Total revenue for the Marketing Services segment (which includes all of the Company's revenue from reimbursable expenses) decreased 9 percent from $34.3 million in 2003 to $31.3 million in 2004 solely due to the decrease in reimbursables revenue. For the year ended December 31, core revenue decreased 3 percent, to $93.4 million in 2004 from $96.6 million in 2003 and total revenue declined 10 percent from $142.0 million in 2003 to $127.7 million in 2004 due primarily to weakness in our print products and the downsizing of our e-mail marketing business in late 2003. The Company excludes the revenue from reimbursable expenses in its operational analyses because these items are fully reimbursed by our customers without markup and have no impact on operating income, net income, EPS, cash flows or the balance sheet.

         - Operating income in Marketing Services was $5.4 million for the fourth quarter of 2004, a 35 percent increase over $4.0 million in the prior year due to the aforementioned revenue growth and cost control initiatives implemented in prior quarters. Fourth quarter operating profit margin, as a percentage of revenue without reimbursable expenses, was 22.6 percent (17.1 percent of total revenue) compared to 17.5 percent in the fourth quarter of 2003 (11.6 percent of total revenue). For the full year, operating income was $18.7 million, down 15 percent from $21.8 million in 2003, resulting in an operating margin of 20.0 percent in 2004 compared to 22.6 percent in 2003. This decrease in full year operating income is primarily due to the aforementioned full year revenue decline offset partially by cost control initiatives implemented by the business.

OUTLOOK

Based on recent business trends and the impact of acquisitions closed during 2004 and early 2005, ChoicePoint expects full year 2005 core revenue growth in the 15 to 18 percent range and full year 2005 operating margins to be in the low-to-mid 27 percent range, consistent with 2004 margins.

ChoicePoint Earnings
Page 6 of 11


WEBCAST

ChoicePoint's fourth quarter results will be discussed in more detail on January 26, 2005, at 8:30 a.m. EST via teleconference. The live audio Webcast of the call will be available on ChoicePoint's Web site at www.choicepoint.com. There will also be a replay of the call available beginning at approximately 10:00 a.m. EST at the same Web address.

ABOUT CHOICEPOINT

ChoicePoint Inc. (NYSE: CPS) is the leading provider of identification and credential verification services for making smarter decisions in a world challenged by increased risks. Serving the needs of business, government, non-profit organizations and individuals, ChoicePoint works to create a safer and more secure society through the responsible use of information while ensuring the protection of personal privacy. For more information about ChoicePoint, visit the Company's Web site at www.choicepoint.com.

Forward-Looking Statements

Certain written statements in this release and oral statements made by or on behalf of the Company may constitute "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, but are not limited to, the following important factors: demand for the Company's services, product development, maintaining acceptable margins, ability to control costs, the impact of federal, state and local regulatory requirements on the Company's business, including the direct marketing and public records markets and privacy matters affecting the Company, the impact of competition and the uncertainty of economic conditions in general. Additional information concerning these and other risks and uncertainties is contained in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2003. Readers are cautioned not to place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.

ChoicePoint Earnings
Page 7 of 11


                                CHOICEPOINT INC.
                              Financial Highlights


(Unaudited)                                                                   Three Months Ended             Year Ended
                                                                                 December 31,                December 31,
                                                                            ----------------------      ----------------------
(Dollars in thousands, except per share data)                                 2004          2003          2004          2003
                                                                            --------      --------      --------      --------

Service revenue (a) ..................................................      $224,882      $188,451      $884,433      $750,351
Reimbursable expenses per EITF 01-14 (b) .............................         7,580        11,579        34,280        45,395
                                                                            --------      --------      --------      --------
Total revenue ........................................................       232,462       200,030       918,713       795,746
                                                                            ========      ========      ========      ========

Cost of revenue ......................................................       111,793       102,412       457,842       402,148
Reimbursable expenses ................................................         7,580        11,579        34,280        45,395
Selling, general and administrative expenses .........................        49,109        34,616       184,813       138,701
Other operating charges (c) ..........................................            --         7,103            --        30,942
                                                                            --------      --------      --------      --------
Total costs and expenses .............................................       168,482       155,710       676,935       617,186
                                                                            --------      --------      --------      --------
Operating income (d) .................................................        63,980        44,320       241,778       178,560
Interest expense .....................................................           726           637         2,948         3,061
                                                                            --------      --------      --------      --------
Income from continuing operations before income taxes ................        63,254        43,683       238,830       175,499
Provision for income taxes ...........................................        24,037        16,774        90,875        67,391
                                                                            --------      --------      --------      --------
Income from continuing operations ....................................        39,217        26,909       147,955       108,108
Income from discontinued operations, net of taxes (e) ................            --            --            --           991
Gain on sale of discontinued operations, net of taxes (e) ............            --            --            --        32,893
                                                                            --------      --------      --------      --------
Net income ...........................................................      $ 39,217      $ 26,909      $147,955      $141,992
                                                                            ========      ========      ========      ========

EPS -  diluted:
         Income from continuing operations ...........................      $   0.43      $   0.30      $   1.62      $   1.21
         Discontinued operations, net of taxes .......................            --            --            --          0.01
         Gain on sale of discontinued operations, net of taxes .......            --            --            --          0.37
                                                                            --------      --------      --------      --------
         Net Income ..................................................      $   0.43      $   0.30      $   1.62      $   1.58
                                                                            ========      ========      ========      ========
  Weighted average shares - diluted ..................................        91,830        89,923        91,305        89,686
                                                                            ========      ========      ========      ========

Operating Income .....................................................      $ 63,980      $ 44,320      $241,778      $178,560
Depreciation and amortization expense ................................        15,613        13,225        61,346        53,120
                                                                            --------      --------      --------      --------
EBITDA (f) ...........................................................      $ 79,593      $ 57,545      $303,124      $231,680
                                                                            ========      ========      ========      ========

ChoicePoint Earnings
Page 8 of 11


                                CHOICEPOINT INC.
                        Financial Highlights (continued)


RECONCILIATION TO FINANCIAL INFORMATION EXCLUDING OTHER OPERATING CHARGES (C)


(Unaudited)                                                                  Three Months Ended                 Year Ended
                                                                                December 31,                   December 31,
                                                                           -----------------------       -------------------------
(Dollars in thousands, except per share data)                                2004           2003           2004            2003
                                                                           --------       --------       ---------       ---------

Operating income (d) .................................................     $ 63,980       $ 44,320       $ 241,778       $ 178,560
Add back: other operating charges (c) ................................           --          7,103              --          30,942
                                                                           --------       --------       ---------       ---------
Operating income before other operating charges ......................       63,980         51,423         241,778         209,502
Interest Expense .....................................................         (726)          (637)         (2,948)         (3,061)
                                                                           --------       --------       ---------       ---------
Income from continuing operations before income taxes & other
  operating charges ..................................................       63,254         50,786         238,830         206,441
Provision for income taxes ...........................................       24,037         19,502          90,875          79,273
                                                                           --------       --------       ---------       ---------
Income from continuing operations before other operating charges .....     $ 39,217       $ 31,284       $ 147,955       $ 127,168
                                                                           ========       ========       =========       =========
Effective tax rate ...................................................         38.0%          38.4%           38.1%           38.4%
Earnings per share - diluted excluding other operating charges .......     $   0.43       $   0.35       $    1.62       $    1.42

EBITDA excluding other operating charges (f) .........................     $ 79,593       $ 64,648       $ 303,124       $ 262,622


(a) Service revenue excludes revenue from reimbursable expenses (see (b) below). The Company uses service revenue (also referred to as core revenue) to measure its continuing operations without the effect of reimbursable expenses.

(b) Reimbursable expenses per Emerging Issues Task Force ("EITF") 01-14 represent out-of-pocket expenses fully reimbursed by ChoicePoint's customers and recorded as revenues and expenses in accordance with EITF 01-14 "Income Statement Characterization of Reimbursements Received for 'Out-of-Pocket' Expenses Incurred". As these expenses are fully reimbursed, without mark-up, by our customers and in a majority of cases prepaid by the customers, there is no impact on operating income, net income, EPS, cash flows or the balance sheet. In addition, management excludes these expenses from its revenue analysis for operational management and incentive purposes; therefore, we have separately identified these expenses and excluded their impact in our calculations of core revenue, internal revenue growth and operating margins. Other pass-through expenses such as motor vehicle registry fees will continue to be accounted for on a net basis and, as such, excluded from revenues in our financial statements in accordance with generally accepted accounting principles. Fourth quarter pass-through expenses totaled $157.7 million in 2004 and $148.4 million in 2003. Pass-through expenses for the full year were $644.7 million in 2004 compared to $597.6 million in 2003.

(c) The Company recorded other operating charges of $7.1 million in the fourth quarter of 2003 and $30.9 million for the year ended December 31, 2003 ($4.4 million and $19.1 million net of taxes, respectively) as a result of the realignment of our technology infrastructure and operations following the divestiture of our CPCS business, the transition to our new data center and the further consolidation of some of our public records and workplace solutions operations. This 2003 charge included asset impairments of $21.3 million primarily related to closed facilities or abandoned technology in the realignment, $4.4 million in severance and termination benefits, and $5.2 million of abandoned lease and other contractual commitments. The Company has presented analysis with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.

(d) Third quarter 2004 operating income includes a $3.5 million gain on the sale of our minority investment in a start-up company offset by revisions to litigation accruals on an outstanding legal action and the closure of certain operating facilities during the quarter.

(e) On February 28, 2003, the Company sold its CPCS operating unit. The pre-tax proceeds from the sale of CPCS were approximately $87 million. CPCS is reported as a discontinued operation for all periods presented and the results of its operations are reflected separately from the results of continuing operations.

(f) Earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA before other operating charges (see note c) are not presented as substitutes for operating income, net income or cash flows from operating activities. The Company has included EBITDA and EBITDA before other operating charges (which are not measures of financial performance under generally accepted accounting principles) because such data is used by the Company to compare its performance to its competitors and to manage its on-going business and is also used by certain investors to analyze and compare companies on the basis of operating performance.

ChoicePoint Earnings
Page 9 of 11


                                CHOICEPOINT INC.
                        Financial Highlights (continued)


(Unaudited)                                                                               Year ended
                                                                                          December 31,
                                                                                  -----------------------------
(Dollars in thousands)                                                              2004                 2003
                                                                                  ---------           ---------
CASH FLOW HIGHLIGHTS
Income from continuing operations ......................................          $ 147,955           $ 108,108
Depreciation & amortization ............................................             61,346              53,120
Changes in assets & liabilities and other ..............................             38,819              33,059
                                                                                  ---------           ---------
Net cash provided by operating activities of continuing operations .....          $ 248,120           $ 194,287
Net cash provided (used) by activities of discontinued operations ......          $     500           $ (38,609)
Acquisitions & investments, net of cash acquired .......................          $(229,314)          $ (93,567)
Cash proceeds from sale of business and minority investment ............              3,549              87,000
Capital expenditures ...................................................            (66,038)            (41,931)
                                                                                  ---------           ---------
Net cash (used) provided by investing activities .......................          $(291,803)          $ (48,498)
Net cash provided (used) by financing activities .......................          $  21,350           $(118,129)

KEY BALANCE SHEET HIGHLIGHTS ...........................................          12/31/04
                                                                                  ---------
Total Debt .............................................................          $  50,100
Cash ...................................................................              1,577
                                                                                  ---------
Debt (net of cash) .....................................................          $  48,523
Shareholders' Equity ...................................................          $ 983,659
Days sales outstanding (adjusted for pass-through expenses) ............            41 days

ChoicePoint Earnings
Page 10 of 11


                                CHOICEPOINT INC.
                              2004 SEGMENT RESULTS


                                                        Q1 2004        Q2 2004        Q3 2004        Q4 2004       Total 2004
                                                       ---------      ---------      ---------      ---------      ----------

REVENUE
Insurance Services                                     $  86,727      $  88,129      $  90,880      $  86,989      $ 352,725
Business Services                                         75,941         87,547         94,041         92,352        349,881
Government Services                                       17,741         23,530         21,590         21,073         83,934
Marketing Services                                        22,811         23,224         23,585         23,769         93,389
Royalty                                                    1,165          1,270          1,370            699          4,504
                                                       ---------      ---------      ---------      ---------      ---------
Service Revenue                                          204,385        223,700        231,466        224,882        884,433
Reimbursable Expenses per EITF 01-14                      12,860          7,691          6,149          7,580         34,280
                                                       ---------      ---------      ---------      ---------      ---------
Total Revenue                                          $ 217,245      $ 231,391      $ 237,615      $ 232,462      $ 918,713
                                                       =========      =========      =========      =========      =========
OPERATING INCOME
Insurance Services                                     $  47,260      $  48,401      $  50,714      $  49,340      $ 195,715
Business Services                                         14,357         17,052         21,084         20,945         73,438
Government Services                                        4,114          7,275          4,726          5,349         21,464
Marketing Services                                         4,287          4,408          4,583          5,373         18,651
Royalty                                                      204            661            798            399          2,062
Corporate & Shared Expenses (a)                          (15,951)       (18,306)       (17,869)       (17,426)       (69,552)
                                                       ---------      ---------      ---------      ---------      ---------
Operating Income                                       $  54,271      $  59,491      $  64,036      $  63,980      $ 241,778
                                                       =========      =========      =========      =========      =========
CORE REVENUE GROWTH RATES
Insurance Services                                          13.9%          13.1%          16.4%          13.0%          14.1%
Business Services                                           18.9%          26.9%          30.5%          29.7%          26.7%
Government Services                                          3.5%          59.2%          43.8%          28.4%          32.5%
Marketing Services                                         -10.8%          -9.5%           4.2%           4.4%          -3.4%

Continuing operations                                       11.1%          18.5%          22.4%          19.3%          17.9%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                          12.2%          11.4%          14.8%          10.3%          12.2%
Business Services                                           13.3%           9.2%           8.1%          11.0%          10.3%
Government Services                                        -12.8%           6.3%          -0.8%          -5.9%          -3.7%
Marketing Services                                         -10.8%          -9.5%           4.2%           4.4%          -3.4%

Continuing operations                                        6.9%           7.2%           9.7%           8.2%           8.0%

OPERATING PROFIT MARGINS

Insurance Services                                          54.5%          54.9%          55.8%          56.7%          55.5%
Business Services                                           18.9%          19.5%          22.4%          22.7%          21.0%
Government Services                                         23.2%          30.9%          21.9%          25.4%          25.6%
Marketing Services (b)                                      18.8%          19.0%          19.4%          22.6%          20.0%

Operating income as a percentage of service revenue         26.6%          26.6%          27.7%          28.5%          27.3%

Operating income as a percentage of                         25.0%          25.7%          26.9%          27.5%          26.3%
  total revenue


(a) Corporate and shared expenses represent costs of support functions, research and development initiatives, incentives and profit sharing that benefit all segments.

(b) Represents operating income as a percentage of service revenue. Operating profit margin as a percentage of total revenue was 12.0%, 14.3%, 15.4% and 17.1% for the first, second, third and fourth quarters of 2004, respectively, 14.6% for the total year 2004, 18.9%, 20.4%, 10.2%, and 11.6% for the first, second, third and fourth quarters of 2003, respectively, and 15.4% for the total year 2003.

ChoicePoint Earnings
Page 11 of 11


                                CHOICEPOINT INC.
                              2003 SEGMENT RESULTS


                                                   Q1 2003          Q2 2003          Q3 2003          Q4 2003         Total 2003
                                                  ---------        ---------        ---------        ---------        ----------

REVENUE

Insurance Services                                $  76,134        $  77,922        $  78,100        $  76,968        $ 309,124
Business Services (c)                                63,859           69,014           72,069           71,206          276,148
Government Services (c)                              17,136           14,778           15,011           16,410           63,335
Marketing Services                                   25,573           25,676           22,631           22,762           96,642
Royalty                                               1,303            1,389            1,305            1,105            5,102
                                                  ---------        ---------        ---------        ---------        ---------
 Service Revenue                                    184,005          188,779          189,116          188,451          750,351
Reimbursable Expenses per EITF 01-14                 10,944           10,470           12,402           11,579           45,395
                                                  ---------        ---------        ---------        ---------        ---------
 Total Revenue                                    $ 194,949        $ 199,249        $ 201,518        $ 200,030        $ 795,746
                                                  =========        =========        =========        =========        =========
OPERATING INCOME
Insurance Services                                $  42,436        $  44,364        $  43,998        $  41,720        $ 172,518
Business Services (c)                                11,172           15,321           15,694           14,353           56,540
Government Services (c)                               4,399            3,264            2,958            3,919           14,540
Marketing Services                                    6,908            7,374            3,580            3,987           21,849
Royalty                                                 646              626              416              380            2,068
Corporate & Shared Expenses (a)                     (13,758)         (16,469)         (14,850)         (12,936)         (58,013)
                                                  ---------        ---------        ---------        ---------        ---------
 Operating Income before other charges (d)        $  51,803        $  54,480        $  51,796        $  51,423        $ 209,502
                                                  =========        =========        =========        =========        =========
 Other operating charges (d)                             --          (19,817)          (4,022)          (7,103)         (30,942)
                                                  ---------        ---------        ---------        ---------        ---------
 Operating Income                                 $  51,803        $  34,663        $  47,774        $  44,320        $ 178,560
                                                  =========        =========        =========        =========        =========
CORE REVENUE GROWTH RATES
Insurance Services                                     18.7%            16.2%            10.8%            12.2%            14.4%
Business Services (c)                                  11.9%            10.1%            18.9%            20.7%            15.4%
Government Services (c)                                42.4%            13.2%           -19.6%           -36.0%            -8.7%
Marketing Services                                      7.8%            -8.1%           -17.6%           -14.7%            -8.7%

Continuing operations                                  16.0%             9.6%             5.8%             4.1%             8.6%

INTERNAL REVENUE GROWTH RATES

Insurance Services                                     17.2%            15.0%            10.1%             9.5%            12.8%
Business Services (c)                                  -4.2%            -5.8%             0.9%             5.0%            -1.1%
Government Services (c)                                42.4%            13.2%           -19.6%           -36.0%            -8.7%
Marketing Services                                     -2.4%           -13.6%           -21.7%           -18.7%           -14.5%

Continuing operations                                   8.1%             2.4%           -1.2%             -2.6%             1.5%

OPERATING PROFIT MARGINS

Insurance Services                                     55.7%            56.9%            56.3%            54.2%            55.8%
Business Services (c)                                  17.5%            22.2%            21.8%            20.2%            20.5%
Government Services (c)                                25.7%            22.1%            19.7%            23.9%            23.0%
Marketing Services (b)                                 27.0%            28.7%            15.8%            17.5%            22.6%

Operating income before other operating                28.2%            28.9%            27.4%            27.3%            27.9%
  charges, percentage of service revenue (d)

Operating income as a percentage of                    26.6%            17.4%            23.7%            22.2%            22.4%
  total revenue


(c) In 2004, the Company reorganized its product lines in the Business & Government segment into two separate reportable segments. Historical information has been reclassified to conform with the current presentation.

(d) The Company has presented analysis above with and without these items because they represent costs that management excludes in its assessments of operating results and in determining operational incentive awards.

                                     # # #